Exhibit 10.2

Execution Version
CONFIDENTIAL

MEMORANDUM OF UNDERSTANDING

3 MAY, 2019

This Memorandum of Understanding sets forth the binding agreement between Occidental Petroleum Corporation, a Delaware corporation (“Seller”), and Total S.A., a French société anonyme (“Purchaser” and, together with Seller, the “Parties”), regarding the acquisition by Purchaser of all of the assets, liabilities, businesses and operations of Anadarko Petroleum Corporation (“APC”) in Algeria, Ghana, Mozambique, and South Africa (collectively, the “Acquired Business”, and such acquisition, the “Transaction”), all as more specifically described below.

1.	Purchase Price:	At the Closing, Purchaser shall acquire the Acquired Business for $8.8 billion USD in cash, on a cash-free, debt-free basis.

2.	Transaction Structure and Scope:
The Parties shall cooperate to structure the Transaction in a tax efficient manner in compliance with applicable laws, including by way of a sale of applicable interests in entities holding the Acquired Business, the assets of the Acquired Business or a combination thereof. The purchase agreement between the Parties for the Transaction (the “Purchase Agreement”) shall reflect an allocation of the Purchase Price among the various assets comprising the Acquired Business, on a country-by-country basis, as mutually agreed by the Parties.

Subject to the last paragraph of Section 4, in the event any material portion of the Acquired Business were not available to be sold by Seller at Closing, Seller shall offer Purchaser to acquire the rest of the Acquired Business under the terms of this Memorandum of Understanding, and Purchaser shall have a right to acquire the same, provided that in such an event Purchaser will have a right not to acquire the Ghana assets whether on their own or in a combination, subject to the corresponding adjustments of the Purchase Price by the allocated value of the portion of the Acquired Business that was excluded.

To the extent that APC has any assets, liabilities, businesses or operations in any African country other than Algeria, Ghana, Mozambique and South Africa, the Parties will discuss in good faith whether to include such assets, liabilities, businesses or operations in the Acquired Business, such inclusion to be subject to the Parties’ mutual agreement.

Subject to compliance with all applicable laws, the Seller will use its reasonable best efforts to request that APC consider Purchaser’s desire to enter into an agreement with APC (as soon as reasonably practicable following the signing of the Acquisition Agreement between APC and the Seller) for the Purchaser to offtake a minimum of 2 and up to 3 million tons per annum (MTPA) of LNG from Mozambique LNG.

3.	Closing:
The Parties agree that they shall use their reasonable best efforts to obtain all necessary regulatory approvals as soon as practicable following the date hereof.

The Parties agree that the closing of the Transaction (the “Closing”) shall take place at 10:00 a.m. (New York City time) on the second business day following the satisfaction or waiver of the conditions set forth under “Conditions to Closing”, subject to adjustment as necessary to implement the transaction structure determined pursuant to Section 2.

Notwithstanding the actual date of, but subject to the occurrence of, the Closing, the consummation of the purchase and sale of the Acquired Business will be deemed to have economic effect from January 1, 2019 (the “Economic Effective Date”).

4.	Conditions to Closing:	The obligations of each Party to consummate the Transaction are subject to the satisfaction or waiver of the following conditions:
		(a)	Seller and APC shall have entered into a definitive agreement providing for the acquisition of APC by Seller (the “APC Acquisition Agreement”), and such acquisition shall have been consummated.

		(b)	Execution and delivery of the Purchase Agreement by Purchaser and Seller.
		(c)	Receipt of all required governmental approvals.
		(d)	Absence of any provision of applicable law or any judgment, injunction, order or decree restraining, enjoining or otherwise prohibiting the consummation of the Transaction.
The obligations of Seller to consummate the Transaction are subject to the satisfaction or waiver of the following additional conditions:
		(i)	Compliance in all material respects with the covenants to be performed by Purchaser as of the Closing under the Purchase Agreement.
		(ii)	Accuracy of the representations and warranties of Purchaser contained in the Purchase Agreement in all material respects as of the Closing (or with respect to representations and warranties made as of a particular date, as of such date).

The obligations of Purchaser to consummate the Transaction are subject to the satisfaction or waiver of the following additional conditions:
		(A)	Absence of the occurrence of a Material Adverse Effect on the Acquired Business since January l, 2019.
		(B)	Compliance in all material respects with the covenants to be performed by Seller as of the Closing under the Purchase Agreement.
(C)
Accuracy of the representations and warranties of Seller contained in the Purchase Agreement in all material respects as of the Closing (or with respect to representations and warranties made as of a particular date, as of such date): provided that any representations and warranties made with respect to the business, operations or financial condition of the Acquired Business shall be subject to an overall qualification as to Material Adverse Effect.

“Material Adverse Effect” shall be defined in a manner consistent with the definition of such term in the CVX Agreement (as defined below), applied to the Acquired Business taken as a whole.

In the event all other Conditions to Closing are satisfied or waived and certain governmental approvals to the Transaction are still outstanding, the Parties agree to consummate the Transaction in relation to the portion(s) of the Acquired Business for which governmental approvals have been obtained, and the Purchase Price will be adjusted to reflect the corresponding value of the Acquired Business’ portions as per the Purchase Agreement. The Parties will use their reasonable best efforts to obtain the missing governmental approvals within 12 months following Closing, which period may be extended by mutual agreement for up to two additional six-month periods. Upon any subsequent closing of the acquisition of portions of the Acquired Business, the portion of the Purchase Price will be paid by Purchaser to Seller.

5.	Restrictions on Waivers:
The Parties agree that with respect to any covenants in favor of Seller under the APC Acquisition Agreement, Seller shall not grant any consents or waivers under the APC Acquisition Agreement without Purchaser’s prior consent, to the extent any such waiver or consent relates primarily to the Acquired Business. Without limiting the generality of the foregoing, Seller agrees not to grant any consents or waivers under the APC Acquisition Agreement in relation to any proposed disposal by APC of any portion of the Acquired Business without Purchaser’s prior consent.

6.:	Definitive Documentation:
The Parties agree to negotiate in good faith and cooperate (and use reasonable best efforts to seek and obtain the required governmental approvals) to prepare, as promptly as reasonably practicable following the date hereof, a Purchase Agreement and any additional documentation necessary or advisable to give effect to the Transaction, and to execute and deliver such Purchase Agreement as promptly as practicable following the execution of the APC Acquisition Agreement. The Purchase Agreement shall reflect the terms of this Memorandum of Understanding and shall otherwise be in the form of the Agreement and Plan of Merger, dated as of April 11, 2019 (the “CVX Agreement”), by and among Chevron Corporation, Justify Merger Sub 1 Inc., Justify Merger Sub 2 Inc. and APC, with only such modifications as are necessary to reflect the Parties, the agreed-upon structure, all-cash consideration and the scope of the Acquired Business; provided that, subject to Section 5, interim operating covenants in the Purchase Agreement shall be limited to matters over which Seller has a consent right under the APC Acquisition Agreement.

7.	Due Diligence:
Seller confirms to Purchaser that, to the actual knowledge of Cedric Burgher, Oscar Brown and Michael Ure, it is not aware of any information, except for any disclosures made by APC in its securities filings, (i) that would affect the value of the Acquired Businesses in such a way that would have a Material Adverse Effect and (ii) that provides for or indicates the existence of any pre-emptive rights held by third parties that would prevent the consummation of the Transaction (assuming the Transaction is structured as a sale of applicable interests in entities holding the Acquired Business).

8.	Representations and Warranties - Memorandum of Understanding:
Seller hereby represents and warrants to Purchaser that this Memorandum of Understanding has been duly authorized, executed and delivered by Seller and constitutes a valid and binding agreement of Seller. For the avoidance of doubt, Seller hereby represents and warrants to Purchaser that no other discussions or offers from a third party regarding the Acquired Business will be considered up until the consummation of the Transaction or the termination of this Memorandum as per Section 10.

Purchaser hereby represents and warrants to Seller that (i) this Memorandum of Understanding has been duly authorized, executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser and (ii) it has conducted its own independent investigation, review and analysis of the Acquired Business and is entering into this Memorandum of Understanding based solely on publicly available information. For the avoidance of doubt, Purchaser hereby represents and warrants to Seller that no other discussions or offers from a third party (including APC or any other potential acquirer of APC) regarding the Acquired Business will be considered up until the consummation of the Transaction or the termination of this Memorandum as per Section 10.

9.	Representations and Warranties - Purchase Agreement:	The Purchase Agreement shall contain customary representations and warranties of each party regarding organization, authority, due execution, no conflicts and brokers’ or finders’ fees.

The Purchase Agreement shall also contain customary representations of Seller regarding the business, operations and financial condition of the Acquired Business substantially in the form of the representations and warranties regarding the business, operations and financial condition of APC contained in the CVX Agreement.

The Purchase Agreement shall also contain representations and warranties of Purchaser (a) relating to its ability to pay the purchase price for the Transaction and (b) that it has conducted its own independent investigation, review and analysis of the Acquired Business and has not relied on, and acknowledges that Seller and its affiliates and representatives have not made, any express or implied representation or warranty other than those expressly set forth in the Purchase Agreement.

None of the representations and warranties of Purchaser and Seller will survive the Closing.

10.	Termination:
Either Party may terminate this Memorandum of Understanding, by written notice to the other Party, (1) if the Closing has not occurred by December 1, 2020; provided that if either Party is not using its good faith and reasonable best efforts to cause the conditions to Closing to be satisfied, the other Party may terminate this Memorandum of Understanding earlier than such date, or (2) if any judgment, injunction, order or decree permanently restraining, enjoining or otherwise prohibiting consummation of the Transaction shall have become final and non-appealable.

11.	Taxes:	(i) All transfer, documentary, sales, use, stamp, registration, value added, capital gains, and other such taxes and fees (including those taxes and fees referred to as income taxes) (including any penalties and interest) incurred in connection with Seller’s acquisition of APC solely to the extent arising with respect to the Acquired Business, the Transaction, this Memorandum of Understanding or the Purchase Agreement (“Transfer Taxes” or individually a “Transfer Tax”), in the aggregate, shall be borne by Seller in respect of the first $500 million USD and thereafter by Seller and Purchaser in equal shares.

(ii) Notwithstanding the foregoing, if any Transfer Taxes are imposed by the same taxing jurisdiction on both the APC Acquisition Agreement and the Purchase Agreement, then such Transfer Taxes relating to the APC Acquisition Agreement will be the sole obligation of the Seller (and, for the avoidance of doubt, such Transfer Taxes relating to the Purchase Agreement only shall be subject to the allocation mechanism between Seller and Purchaser described in clause 11(i) above).

(iii)
All taxes (including income taxes), other than Transfer Taxes, imposed on the entities holding the Acquired Business, Seller, APC or any of their affiliates with respect to the Acquired Business in any taxable period (or portion thereof) beginning on or after the Economic Effective Date shall be borne by Purchaser.

12.	Costs:	Each Party shall bear its own costs (including legal, accounting and other fees) relating to this Memorandum of Understanding, the Purchase Agreement and the Transaction.

13.	Assignment:	The Parties agree either Party may assign its rights under this Memorandum of Understanding to an affiliate, so long as such Party remains responsible for its obligations hereunder.

14.	Governing Law; Jurisdiction:
This Memorandum of Understanding and the Purchase Agreement shall be governed by the laws of the State of Delaware, without giving effect to principles of conflicts of laws thereof. Each Party hereby irrevocably (a) submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or in the event that such court does not have subject matter jurisdiction over the applicable action, suit or proceeding, the other courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware, (b) waives, and agrees not to assert, as a defense or otherwise, any claim that it is not subject to the personal jurisdiction of such courts or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate and (c) agrees not to commence any action, suit or proceeding arising out of or based on this Memorandum of Understanding or the subject matter hereof other than before such courts (except for actions to enforce the judgment of such courts) nor make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, suit or proceeding to any other court whether on the grounds of inconvenient forum or otherwise.

EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS MEMORANDUM OF UNDERSTANDING, THE PURCHASE AGREEMENT OR THE TRANSACTION.

15.	Agent for Service of Process:
Without prejudice to any other permitted mode of service, Purchaser irrevocably agrees that service of any claim form, notice or other document for the purpose of this Memorandum of Understanding or the Purchase Agreement shall be duly served upon it if delivered personally or sent by pre-paid recorded delivery, special delivery or registered post to the US office of the outside legal adviser that Purchaser will retain to assist in the negotiation of the Purchase Agreement and which name shall be communicated by Purchaser to Seller within 3 days as from the press release announcing the execution of this Memorandum of Understanding referred to in Section 18 below, and Purchaser agrees that failure by such appointed person to notify Purchaser of any such service shall not invalidate the proceedings concerned.

Without prejudice to any other permitted mode of service, Seller irrevocably agrees that service of any claim, form, notice or other document for the purpose of this Memorandum of Understanding or the Purchase Agreement shall be duly served upon it if delivered personally or sent by pre-paid recorded delivery, special delivery or registered post to Occidental Petroleum Corporation, 5 Greenway Plaza, Suite 110, Houston, Texas, 77046, Attention: General Counsel, and Seller agrees that failure by such appointed person to notify Seller of any such service shall not invalidate.

16.	Specific Performance:
The Parties agree that irreparable damage would occur in the event that any of the provisions of this Memorandum of Understanding were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Memorandum of Understanding and to enforce specifically the terms and provisions of this Memorandum of Understanding in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity.

17.	Further Cooperation and Assistance:	The Parties will cooperate to take any further action necessary or desirable to implement or otherwise consummate the transactions contemplated hereby.

18.	Public Announcements and Confidentiality:
The Parties shall maintain the confidentiality of this Memorandum of Understanding and shall not disclose such terms to any other person, other than their respective representatives, and shall ensure that neither they nor their representatives or affiliates shall issue any press release or make any other public statement with respect to this Memorandum of Understanding, the Purchase Agreement or the existence or status of any discussions or negotiations among the parties hereto with respect to the matters contemplated in this Memorandum of Understanding or the Purchase Agreement except (i) with the prior written consent of the other Party (which consent shall not be unreasonably withheld), (ii) as required by law, rule or regulation (including applicable stock exchange rules), or (iii) Seller may provide a copy of this Memorandum of Understanding (and disclose the terms thereof) to APC and its advisors; provided that the Parties hereto may each issue a press release announcing the execution of this Memorandum of Understanding, such press release to be in a form mutually agreed by the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Memorandum of Understanding as of the date first written above.

OCCIDENTAL PETROLEUM CORPORATION

by	/s/ Vicki Hollub
Name: Vicki Hollub
Title: President and CEO

TOTAL S.A.

by	/s/ Patrick Pouyanné
Name: Patrick Pouyanné
Title: Chairman and CEO